[VIACOM LETTERHEAD]
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                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 29, 1994

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To Viacom Inc. Stockholders:


     A Special Meeting of Stockholders of Viacom Inc. ("Viacom") will be held at the Museum of Television & Radio, 25 West 52nd Street, New York, New York, on September 29, 1994 at 10:30 a.m., to consider the following proposals:


          (1) the approval and adoption of the Agreement and Plan of Merger dated as of January 7, 1994, as amended as of June 15, 1994 (the "Merger Agreement"), attached as Annex I to the accompanying Joint Proxy Statement/Prospectus, providing for a business combination transaction between Blockbuster Entertainment Corporation ("Blockbuster") and Viacom, pursuant to which each share of Common Stock, par value $.10 per share, of Blockbuster (other than shares held by Viacom, Blockbuster and, if appraisal rights are available under Delaware Law, those holders who demand and perfect appraisal rights) will be converted into the right to receive
     0.08 of a share of Class A Common Stock, par value $.01 per share, of Viacom ("Viacom Class A Common Stock"), 0.60615 of a share of Class B Common Stock, par value $.01 per share, of Viacom ("Viacom Class B Common Stock") and up to an additional 0.13829 of a share of Viacom Class B Common Stock evidenced by one variable common right of Viacom (collectively, the "Merger Consideration"); such approval and adoption includes, without limitation, the approval of the issuance of the Merger Consideration; and

          (2) such other business as may properly be brought before the Special Meeting.

     Pursuant to the By-laws of Viacom, the Board of Directors has fixed the close of business on August 31, 1994 as the time for determining stockholders of record entitled to notice of, and to vote at, the meeting.

     Each share of Viacom Class A Common Stock will entitle the holder thereof to one vote on all matters which may properly come before the meeting. Under applicable law, holders of Viacom Class A Common Stock or Viacom Class B Common Stock will not have appraisal rights in connection with the approval and adoption of the Merger Agreement because Viacom will be the corporation that survives the merger of Viacom and Blockbuster.

     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK THE APPROPRIATE SPACE ON THE ENCLOSED PROXY.

                                          By order of the Board of Directors,
                                          PHILIPPE P. DAUMAN
                                          Secretary


August 31, 1994